Exhibit 99.1

JMP GROUP ANNOUNCES SHAREHOLDER APPROVAL OF MERGER

SAN FRANCISCO, November 12, 2021 — JMP Group LLC (“JMP Group”) (NYSE: JMP), an investment banking and alternative asset management firm, announced today that the company’s shareholders have approved at the special meeting of its shareholders (the “Special Meeting”) held today all proposals related to JMP Group’s previously announced Agreement and Plan of Merger, dated as of September 8, 2021 (as it may be amended from time to time, the “merger agreement”), among Citizens Financial Group, Inc. (“Citizens”), Jolt Acquisition LLC (“Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary of Citizens, and JMP Group (the “merger”), as well as the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into JMP Group.

Approximately 68% of the votes cast at the Special Meeting voted to approve the merger. The formal results of the vote will be included on a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

The closing of the merger is anticipated to take place on November 15, 2021, subject to the satisfaction of certain customary closing conditions or the waiver thereof.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities and its venture capital and private capital activities through Harvest Capital Strategies and JMP Asset Management. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC Andrew Palmer (415) 835-8978 apalmer@jmpg.com	Dukas Linden Public Relations, Inc. Zach Leibowitz (646) 722-6528 zach@dlpr.com Elena Muller (646) 722-6529 elena@dlpr.com